EXHIBIT 99.1

Bovie Medical Corporation Updates Fiscal Year 2018 Financial Outlook
Now Expect Advanced Energy Sales Growth of 55% to 60% year-over-year

CLEARWATER, FL - September 5, 2018 - Bovie Medical Corporation (NYSEMKT:BVX) (the “Company”), a maker of medical devices and supplies and the developer of J-Plasma®, a patented surgical product marketed and sold under the Renuvion™ Cosmetic Technology brand in the cosmetic surgery market, today updated financial guidance expectations for the twelve months ending December 31, 2018.

2018 Financial Outlook:

The Company is introducing fiscal year 2018 financial guidance on a continuing operations basis as adjusted, which reflects the consummation of the Core segment sale transaction which closed on August 30, 2018.

For the fiscal year 2018, the Company expects:

•
Total revenue from continuing operations in the range of $15.2 million to $15.6 million, representing growth of 49% to 53% year-over-year, compared to total revenue from continuing operations of $10.2 million in fiscal year 2017.

◦	Total revenue from continuing operations assumes:

▪
Advanced Energy revenue in the range of approximately $11.8 million to $12.2 million, representing growth of 55% to 60% year-over-year, compared to Advanced Energy revenue of $7.6 million in fiscal year 2017.

▪	OEM revenue of approximately $3.4 million, representing growth of 31% year-over-year, compared to $2.6 million for fiscal year 2017.

•	GAAP Net loss from continuing operations in the range of $12.7 million to $12.3 million, compared to GAAP net loss from continuing operations of $11.9 million in fiscal year 2017.

•	Adjusted EBITDA loss from continuing operations in the range of $11.7 million to $11.3 million, compared to adjusted EBITDA loss from continuing operations of $12.0 million in fiscal year 2017.

•	Net after tax proceeds from the sale of the Core business of approximately $68 million.

The Company’s prior fiscal year 2018 guidance ranges for total revenue, GAAP net loss and adjusted EBITDA were on an ‘as reported’ basis and included contributions from the Core segment of:

•	Total revenue in the range of approximately $27.8 million to $28.8 million,

•	GAAP net income in the range of approximately $7.5 million to $8.0 million,

•	Adjusted EBITDA income in the range of approximately $9.0 million to $9.5 million

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on September 5, 2018 to discuss the transaction and to host a question and answer session. To listen to the call by phone, interested parties within the U.S. may dial 844-507-6493 (or 647-253-8641 for international callers) and provide access code 9489957. Participants should ask for the Bovie Medical Corporation Call.

A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at: https://event.on24.com/wcc/r/1827722/8DFD3979EA9FB417E4AABFF7565F5AE6

A telephonic replay will be available approximately two hours after the end of the call through 11:59 p.m. ET on Wednesday 9/19. The replay can be accessed by dialing 800-585-8367 for U.S. callers or 416-621-4642 for International callers and using the replay access code: 9489957. The webcast will be archived on the Investor Relations section of the Company's website.

Investor Relations Contact:

Westwicke Partners on behalf of Bovie Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@boviemed.com

About Bovie Medical Corporation:

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma® (marketed and sold under the Renuvion™ Cosmetic Technology brand in the cosmetic surgery market), a patented plasma-based surgical product for cutting, coagulation and ablation of soft tissue. J-Plasma technology utilizes a helium ionization process to produce a stable, focused beam of plasma that provides surgeons with greater precision, and minimal invasiveness. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Bovie Medical Corporation website at www.boviemedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company's filings with the Securities and Exchange Commission including the Company's Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA from continuing operations. The Company defines adjusted EBITDA from continuing operations as its reported net income/(loss) (GAAP), from continuing operations plus income tax expense, interest expense, net, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2018 guidance:

Year Ended
2018
GAAP Net loss from continuing operations	$(12,500)
Interest, net	(400)
Income tax expense	(900)
Depreciation and amortization	750
Stock based compensation	1,550
Change in fair value of derivative liabilities	—
Adjusted EBITDA	(11,500)

The reconciliation assumes the mid-point of the Adjusted EBITDA loss, from continuing operations range and the midpoint of each component of the reconciliation, corresponding to guidance of $11.7 million to $11.3 million for 2018.

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